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                                                                        ANNEX II

                    [CREDIT SUISSE FIRST BOSTON LETTERHEAD]

Board of Directors
Envirotest Systems Corp.
246 Sobrante Way
Sunnyvale, CA 94086-4807

August 12, 1998

Dear Members of the Board:

     You have asked us to advise you with respect to the fairness to the stockholders of Envirotest Systems Corp., a Delaware corporation (the "Company"), from a financial point of view, of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 12, 1998 (the "Merger Agreement"), between the Company, Environmental Systems Products, Inc. ("ESP") and Stone Rivet, Inc., a Delaware corporation and a wholly-owned subsidiary of ESP (the "Acquiror"). Pursuant to the merger (the "Merger") of Acquiror with and into the Company as set forth in the Merger Agreement, each issued and outstanding share of Class A Common Stock, par value $.01 per share, Class B Common Stock, par value $.01 per share, and Class C Common Stock, par value $.01 per share, of the Company (collectively, the "Common Shares") will be converted into the right to receive $17.25 in cash. The terms and conditions of the Merger are set forth in the Merger Agreement.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the management of the Company and have met with the Company's management to discuss the business and prospects of the Company.

     We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses most comparable to the business of the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts provided by the Company's management, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market, regulatory and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and held discussions with certain of these parties prior to the date hereof.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of a business combination, which would include the Merger. We will also receive a fee for rendering this opinion. In addition, as set forth in our letter to you dated June 18, 1998, a separate financing team at Credit Suisse First Boston and its affiliate have agreed to act as Arranger, Administrative Agent and Underwriter with respect to the debt financing being provided to the Acquiror in connection with the Merger.
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Envirotest Systems Corp.
August 12, 1998
Page 2

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger, whether such stockholder should tender shares in the tender offer contemplated by the Merger Agreement, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent. Our opinion is limited to a determination of the fairness, from a financial point of view, of the consideration to be received in the Merger and does not express an opinion as to the merits of the Merger in any other respect or the relative merits of the Merger as compared to any other transaction or business strategy of the Company.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By: /S/ KEN MILLER
    -------------------------------------------------
    Name: Ken Miller
    Title: Vice Chairman